                                                                    EXHIBIT 3.13



                                 BRYLANE, L.P.


                              AMENDED AND RESTATED


                        AGREEMENT OF LIMITED PARTNERSHIP



                         DATED AS OF FEBRUARY 26, 1997

                               TABLE OF CONTENTS

                                                                  Page

ARTICLE I

                                 DEFINITIONS......................  2
           1.1  Definitions.......................................  2
                -----------

ARTICLE II

                               THE PARTNERSHIP...................   10
           2.1   Formation and Applicable Provisions.............   10
                 -----------------------------------
           2.2   Name............................................   10
                 ----
           2.3   Purpose.........................................   10
                 -------
           2.4   Term............................................   10
                 ----
           2.5   Principal Office................................   10
                 ----------------
           2.6   Delaware Office; Agent for Service of Process...   10
                 ---------------------------------------------
           2.7   Certificates....................................   11
                 ------------
           2.8   Admission of Partners...........................   11
                 ---------------------
           2.9   Wholly-Owned Entities...........................   11
                 ---------------------
ARTICLE III

                       PARTNERS' CAPITAL CONTRIBUTIONS...........   12
           3.1   General Partner.................................   12
                 ---------------
           3.2   Limited Partners................................   12
                 ----------------
           3.3   Transaction Agreement and the WearGuard Asset
                 ---------------------------------------------
                 Purchase Agreement..............................   12
                 ------------------
           3.4   Other Matters...................................   12
                 -------------

ARTICLE IV

                                 ALLOCATIONS.....................   13
           4.1   Profits.........................................   13
                 -------
           4.2   Losses..........................................   14
                 ------
           4.3   Special Allocations.............................   14
                 -------------------
           4.4   Curative Allocations............................   16
                 --------------------
           4.5   Tax Allocations.................................   16
                 ---------------
ARTICLE V

                                DISTRIBUTIONS....................   17
           5.1   Distributions...................................   17
                 -------------
           5.2   Tax Distributions...............................   17
                 -----------------


           5.3   Amounts Withheld...............................    17
                 ----------------
ARTICLE VI

                           ACCOUNTING AND TAXATION...............   18
           6.1   Fiscal Year.....................................   18
                 -----------
           6.2   Maintenance of Books and Records................   18
                 --------------------------------
           6.3   Access to Books of Account......................   18
                 --------------------------
           6.4   Financial Statements; Tax Matters Partner.......   18
                 -----------------------------------------
           6.5   Tax Elections....................................  18
                 -------------
           6.6   Tax Information..................................  19
                 ---------------
ARTICLE VII

                                 MANAGEMENT......................   19

           7.1   Board of Representatives........................   19
                 ------------------------
           7.2   Appointment and Removal of Representatives......   19
                 ------------------------------------------
           7.3   Meetings of the Board...........................   19
                 ---------------------
           7.4   Officers of the Partnership.....................   20
                 ---------------------------
           7.5   Indemnification of Representatives and Officers.   20
                 -----------------------------------------------
ARTICLE VIII

                          RESTRICTIONS ON TRANSFER...............   22

           8.1   Restrictions on Transfer Generally..............   22
                 ----------------------------------
           8.2   Transfers of Units Held by VGP..................   22
                 ------------------------------
           8.3   Transfers of Units Held by Limited Partners.....   22
                 -------------------------------------------
           8.4   Provisions Relating to Transfers................   22
                 --------------------------------
           8.5   Effect of Transfers.............................   23
                 -------------------

ARTICLE IX

                                 BANKRUPTCY......................   23
           9.1  Bankruptcy of General Partner....................   23
                -----------------------------

ARTICLE X

                       DISSOLUTION OF THE PARTNERSHIP............   24

           10.1 Dissolution......................................   24
                -----------
           10.2 Waiver...........................................   24
                ------
           10.3 Winding-Up of the Partnership....................   24
                -----------------------------

ARTICLE XI



                             MISCELLANEOUS.......................   25
           11.1   Amendments.....................................   25
                  ----------
           11.2   Governing Law..................................   25
                  -------------
           11.3   Merger.........................................   25
                  ------

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP


          This Amended and Restated Agreement of Limited Partnership of Brylane, L.P. (as amended or modified from time to time, this "Amended and Restated Agreement" or "Agreement") is made and is effective as of this 26th day of February, 1997 (the "Effective Date") among VGP Corporation, a Delaware corporation ("VGP") and VLP Corporation, a Delaware corporation ("VLP"), with reference to the following background:

          A. VGP Corporation, a Delaware corporation ("VGP"), VLP Corporation, a Delaware corporation ("VLP"), Lane Bryant Direct, Inc., a Delaware corporation ("LBD"), Lerner Direct, Inc., a Delaware corporation ("Lerner"), and Roaman's, Inc., a Delaware corporation ("Roaman's"), entered into that certain Agreement of Limited Partnership of Brylane, L.P. (the "Partnership") made as of the 30th day of August, 1993, as amended by Amendment No. 1 to Agreement of Limited Partnership dated November 22, 1993, Amendment No. 2 to Agreement of Limited Partnership dated January 29, 1994, Amendment No. 3 to Agreement of Limited Partnership dated March 16, 1994, Amendment No. 4 to Agreement of Limited Partnership dated October 14, 1995, Amendment No. 5 to Agreement of Limited Partnership dated September 22, 1995 which, among other things, admitted WearGuard Corporation, a Delaware corporation ("WearGuard") as a limited partner of the Partnership, Amendment No. 6 to Agreement of Limited Partnership dated October 16, 1995, which, among other things, issued 350,000 Units to WearGuard as partial consideration, pursuant to that certain Asset Purchase Agreement with the Partnership dated September 22, 1995 (the "WearGuard Asset Purchase Agreement") to implement the provisions of that certain Transaction Agreement dated as of July 13, 1993 (as amended from time to time, the "Transaction Agreement"), Amendment No. 7 to Agreement of Limited Partnership dated October 14, 1996 and Amendment No. 8 to Agreement of Limited Partnership dated as of December 5, 1996 which, among other things, admitted Leeway & Co., a Massachusetts partnership, as nominee for the Long-Term Investment Trust, a trust governed by the laws of the State of New York ("Leeway") and the NYNEX Master Trust, a trust governed by the laws of the State of New York ("NYNEX") as limited partners of the Partnership and provided for the possible admission of Chadwick's, Inc., a Delaware corporation ("Chadwick's") upon the conversion into Units of a convertible note ("Note") issued by the Partnership to Chadwick's in connection with that certain Asset Purchase Agreement by and among the TJX Companies, Inc., (the parent of Chadwick's), Chadwick's and the Partnership dated October 18, 1996 (such Agreement of Limited Partnership and Amendments to Agreement of Limited Partnership collectively referred to herein as the "Old Partnership Agreement");

          B. VGP and VLP are wholly-owned subsidiaries of VP Holding Corporation, a Delaware corporation ("VP Holding"), which is controlled by FS Equity Partners II, L.P., a California limited partnership, FS Equity Partners III, L.P., a Delaware limited partnership, FS Equity Partners International, L.P., a Delaware limited partnership

(collectively, the "Freeman Spogli Funds"); and LBD, Lerner and Roaman's are the predecessors of Lane Bryant Direct Holding, Inc., a Delaware corporation ("Lane Bryant");

          C. On the Effective Date and immediately prior to the execution hereof, Lane Bryant, WearGuard, Leeway, NYNEX and Chadwick's (if it has converted the Note prior to the execution hereof) each transferred its interest in the Partnership to Brylane, Inc., a Delaware corporation (the "Company"), and the Company contributed such interests in the Partnership to VP Holding which in turn shall contribute them to VLP, and the Freeman Spogli Funds and all of the other shareholders of VP Holding transferred their shares of VP Holding to the Company with the result that the partners of the Partnership are two indirect wholly owned subsidiaries of the Company, VGP and VLP; and

          D. From and after the Effective Date, VGP and VLP desire to implement the provisions herein.


          NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          1.1   Definitions.
                -----------

                (a) The following terms, as used herein, have the following meanings:

          "Act" means the Delaware Revised Uniform Limited Partnership Act, 6
           ---
Del. C. (S) 17-101 et seq, as amended from time to time.
                   -- ---

          "Adjusted Capital Account Deficit" means, with respect to any Limited
           --------------------------------
Partner, the deficit balance, if any, in such Limited Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                    (i) Credit to such Capital Account any amounts which such Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

                    (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-
                                     -  -                     -  -
          1(b)(2)(ii)(d)(6) of the Regulations.
                      -  -

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations
                                                        -
and shall be applied in a manner consistent with such intent.

          "Bankruptcy" of a Person means (i) the commencement by such Person of
           ----------
a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (ii) the granting of consent by such Person to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iii) the making by such Person of a general assignment for the benefit of creditors, (iv) the taking by such Person of any action to authorize any of the foregoing, (v) the commencement of an involuntary case or other proceeding against such Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remaining undismissed for a period of 60 days, or (vi) the entry of an order for relief against such Person under federal bankruptcy laws as now or hereafter in effect.

          "Bankruptcy Code" means the United States Bankruptcy Code of 1978,
           ---------------
as amended.

          "Business" means the mail order retail business encompassing large
           --------
size women's apparel, moderately priced fashion apparel and related accessories and any other business which the Partnership conducts from time to time.

          "Business Day" means the Day that commences on a calendar day that is
           ------------
not a Saturday, Sunday or a calendar day on which banking institutions in Delaware are not required to be open.

          "Capital Account" means, with respect to any Partner, the Capital
           ---------------
Account maintained for such Partner in accordance with the following provisions:

                    (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.3 or Section
          4.4 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.

                    (ii) From each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.3 or Section 4.4 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

                    (iii) In the event a Partner transfers a Unit in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit.

                    (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) there shall be taken into account Code
          Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations.

          "Capital Contribution" means, with respect to any Partner, the amount
           --------------------
of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Units held by such Partner or the predecessor(s) of such Partner. In the event a Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Contribution made with respect to such Unit.

          "Code" means the Internal Revenue Code of 1986, as amended from time
           ----
to time (or any corresponding provisions of succeeding law).

          "Commission" means the Securities and Exchange Commission.
           ----------

          "Day" means the 24-hour period commencing at 6:00 a.m., local time,
           ---
on the calendar day in question.

          "Debt" means, with respect to any Person, at any date, (i) all
           ----
obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under leases which are capitalized in accordance with generally accepted accounting principles, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others guaranteed by such Person.

          "Depreciation" means, for each Fiscal Year, an amount equal to the
           ------------
depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted
                                                 --------
basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

          "Fiscal Year" means (i) in the case of the first fiscal year of the
           -----------
Partnership, the period commencing on the date of this Agreement and ending on the last Saturday of January 1994, (ii) any subsequent 52-53 week period ending on the Saturday closest to January 31 of each calendar year or (iii) any portion of the period described in clause (ii) that is considered a short taxable year of the Partnership under the Code and the Regulations, as the case may be.

          "General Partner" means VGP and any other Person who becomes a general
           ---------------
partner of the Partnership in accordance with the terms hereof.

          "Gross Asset Value" means, with respect to any asset, the asset's
           -----------------
adjusted basis for federal income tax purposes, except as follows:

                    (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner;

                    (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective fair market values, as reasonably determined by the Partners, as of the following times: (A) the acquisition of additional Units by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the
                                   ----------
          distribution by the Partnership to a Partner of more than a de minimis
                                                                      ----------
          amount of Property as consideration for Units; and (C) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g)
                                                                             -
          of the Regulations, provided, however, that adjustments pursuant to
                              --------
          clauses (A) and (B) above shall be made only if the Partners reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership and provided that the agreed initial Gross Asset
                                 --------
          Values of the Transferred Assets shall be the amounts set forth on Attachment H to the Transaction Agreement;

                    (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the Partners; and

                    (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, and subparagraph (vi) of the
                      -
          definition of "Profits" or "Losses" and Section 4.3(g) hereof;
                                                                 ------
          provided, however, that Gross Asset Values shall not be adjusted
          --------
          pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of the allocations made pursuant to Article IV. For purposes of this definition of Gross Asset Value, a Capital Contribution or distribution shall be considered de minimis if its value is less than
                                 ----------
$1,000,000.

          "Incurrence" means the incurrence, creation, assumption or in any
           ----------
other manner becoming liable with respect to, or responsible for the payment of, any Debt.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge,
           ----
charge, security interest or encumbrance of any kind in respect of such asset.

          "Limited Partner" means VLP, the Company and any other Person who
           ---------------
becomes a limited partner of the Partnership in accordance with the terms hereof. For purposes of the Act, the Limited Partners shall constitute a single class or group of limited partners of the Partnership.

          "Nonrecourse Deductions" has the meaning set forth in Section
           ----------------------
1.704-2(b)(1) of the Regulations.

          "Nonrecourse Liability" has the meaning set forth in Section
           ---------------------
1.704-2(b)(3) of the Regulations.

          "Original Capital Contribution" means, with respect to each of VGP,
           -----------------------------
VLP and the Company, the Capital Contribution made by such Partner, or the predecessors of such Partner in the case of the Company, referred to in Section
3.1 and Section 3.2, respectively (which is equal to $10.00 per Unit). In the event a Unit held by any such Partner is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the $10.00 Original Capital Contribution made by the transferor with respect to such Unit.

          "Partner" means each Person who from time to time shall be admitted
           -------
as a partner of the Partnership.

          "Partner Nonrecourse Debt" has the meaning set forth in Section
           ------------------------
1.704-2(b)(4) of the Regulations.

          "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect
           -------------------------------------
to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

          "Partner Nonrecourse Deductions" has the meaning set forth in Sections
           ------------------------------
1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

          "Partnership" means the limited partnership formed pursuant to this
           -----------
Agreement as such limited partnership may from time to time be constituted.

          "Partnership Minimum Gain" has the meaning set forth in Sections
           ------------------------
1.704-2(b)(2) and 1.704-2(d) of the Regulations.

          "Percentage Interest" means, with respect to any Partner, as of any
           -------------------
date, the ratio (expressed as a percentage) of the number of Units held by such Partner on such date to the total number of Units outstanding on such date. The initial Percentage Interests of VGP, VLP and the Company (through its predecessor, Lane Bryant) are set forth in Sections 3.1 and 3.2 hereof. In the event that any Unit is retired in accordance with this Agreement, the Percentage Interest of the Partner holding such Unit shall be reduced accordingly.

          "Profits" and "Losses" means, for each Fiscal Year, an amount equal to
           --------------------
the Partnership's taxable income or loss, determined in accordance with Code
Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                    (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

                    (ii) Any expenditures of the Partnership described in Code
          Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the
                                                             -
          Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

                    (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                    (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                    (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

                    (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be
                                                -  -
          taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreased such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

                    (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to
          Section 4.3 or Section 4.4 hereof shall not be taken into account in computing Profits or Losses.

          "Property" means all property acquired by the Partnership, and shall
           --------
include both tangible and intangible property.

          "Regulations" means the Income Tax Regulations, including Temporary
           -----------
Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          "Unit" means an ownership interest in the Partnership of a General
           ----
Partner or a Limited Partner, and shall include, except as otherwise provided in
Section 8.5, any and all rights and obligations of such Partner under this Agreement with respect thereto.

                (b) Each of the following terms is defined in the Section set forth opposite such term:

                      Bankrupt Partner         9.1
                      Board                    7.1
                      Catalog Company          2.9
                      Catalog Distribution     2.9
                      Chadwick's               Preamble
                      Covered Person           7.5
                      Effective Date           Preamble
                      Freeman Spogli Funds     Preamble
                      Lane Bryant              Preamble
                      Leeway                   Preamble
                      Lerner                   Preamble
                      Liquidator               10.3
                      Management Co.           2.9
                      Note                     Preamble
                      NYNEX                    Preamble
                      Regulatory Allocations   4.4
                      Roaman's                 Preamble
                      Term                     2.4
                      Transaction Agreement    Preamble
                      Transfer                 8.1
                      Transferee               8.1
                      VGP                      Preamble
                      VLP                      Preamble
                      Wholly-Owned Entities    2.3


                WearGuard                            Preamble
                WearGuard Asset Purchase Agreement   Preamble

                (c) Capitalized terms not otherwise defined herein shall have the meanings set forth in the Transaction Agreement.


                                   ARTICLE II

                                THE PARTNERSHIP

          2.1   Formation and Applicable Provisions.  The Partnership has been
                -----------------------------------
formed in accordance with the Act and upon the terms and conditions set forth in this Agreement and, as of the Effective Date, the parties have agreed to continue the Partnership in accordance with the Act and upon the terms and conditions set forth in this Amended and Restated Agreement; provided, however,
                                                             --------
that all actions by or among the Partners or the predecessors thereof prior to the Effective Date shall be governed by the Old Partnership Agreement.

          2.2   Name.  The name of the Partnership shall be Brylane, L.P. or
                ----
such other name as may be determined by the Board.

          2.3   Purpose.  The purpose of the Partnership shall be either
                -------
directly or indirectly through wholly-owned corporations or partnerships between one or more of such corporations and the Partnership (collectively, "Wholly-Owned Entities"), to hold, own, manage and operate the Business, to engage in activities and transactions incidental thereto and to engage in such other activities and transactions (including disposition of the Business) as shall be approved by the Board in accordance with the terms of this Agreement.

          2.4   Term.  The Partnership, as constituted by the Old Partnership
                ----
Agreement, commenced as of August 30, 1993 and shall continue according to this Amended and Restated Agreement until dissolved in accordance with Section 10.1. The legal existence of the Partnership shall continue until the cancellation of the Partnership's certificate of limited partnership. Such period of time as the Partnership shall remain in existence is referred to herein as the "Term".

          2.5   Principal Office.  The principal office of the Partnership shall
                ----------------
be 2300 Southeastern Avenue, Indianapolis, Indiana 46201 or such other or additional place or places as the Board shall determine from time to time.

          2.6   Delaware Office; Agent for Service of Process.  The address of
                ---------------------------------------------
the Partnership's registered office in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801, and the name of the registered agent for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company.

          2.7   Certificates.  Whenever required by law the General Partner
                ------------
shall execute, swear to, acknowledge, file and cause to be published, as appropriate, a certificate of limited partnership, as required by law, so long as it is in keeping with the stated purpose of the Partnership, and a certificate of fictitious business name, as required by law, as well as any amendments or renewals of such certificates as may be required, and shall send copies of all such certificates of limited partnership and any amendment or renewal thereof to the Limited Partners after the filing thereof. The Partnership shall promptly execute and duly file with the proper offices in each state in which the Partnership may conduct the activities authorized hereunder, one or more certificates as required by the laws of each such state in order that the Partnership may lawfully conduct the business, purposes and activities herein authorized in each such state, and the Partnership shall take any other actions or measures necessary in each such state or states for the Partnership to conduct such activities.

          2.8   Admission of Partners.  As of the Effective Date, VGP remains
                ---------------------
the general partner of the Partnership, and VLP remains a Limited Partner. Additional Partners may be admitted to the Partnership from time to time in accordance with the terms hereof upon execution and delivery of an instrument satisfactory to the General Partner confirming that such party agrees to be bound by the terms of this Agreement.

          2.9   Wholly-Owned Entities.  The Partnership has formed two wholly-
                ---------------------
owned subsidiaries, B.L. Catalog Distribution, Inc., a Delaware corporation ("Catalog Company") and B.L. Management Services, Inc., a Delaware corporation ("Management Co."). Catalog Company and the Partnership have formed B.L. Catalog Distribution Partnership, an Indiana Partnership, to produce and distribute catalogs on behalf of the Partnership ("Catalog Distribution"). Management Co. has entered into an agreement with the Partnership pursuant to which Management Co. has and will perform certain managerial services for the Partnership. In addition, Management Co. and the Partnership have formed B.L. Management Services Partnership, a New York Partnership, to design and produce catalogs on behalf of Catalog Distribution. The Partnership may, from time to time, form other wholly-owned corporations or partnerships with such corporations to operate part of its Business.

                                  ARTICLE III

                        PARTNERS' CAPITAL CONTRIBUTIONS


          3.1   General Partner.  The name, address, Original Capital
                ---------------
Contribution, number of Units and Percentage Interest of VGP are as follows:

=====================================================================
                                Original
                                Capital         Number     Percentage
Name and Address              Contribution     of Units    Interest
-------------------------   ----------------   ---------   ----------
VGP Corporation               $25,625,000,     2,562,500        15.74
2300 Southeastern             pursuant to the
Avenue, Indianapolis,         Transaction
Indiana 46201                 Agreement
=====================================================================

          3.2   Limited Partner.  The name, address, Original Capital
                ---------------
Contribution, number of Units and Percentage Interest as of the date hereof of the Limited Partner are as follows:

=======================================================================================
                                    Original Capital             Number     Percentage
Name and Address                      Contribution              of Units     Interest
-------------------------   --------------------------------   ----------   -----------
VLP Corporation             a)  $49,375,000, pursuant to       13,717,198        84.26%
2300 Southeastern           the Transaction Agreement
Avenue, Indianapolis,
Indiana 46201
======================================================================================

          Approximately $2.3 million of the $75 million Original Capital Contribution of VGP and VLP consists of notes from members of management of the Business. The remainder of such Capital Contribution consists of cash.

          3.3   Transaction Agreement and the WearGuard Asset Purchase
                ------------------------------------------------------
Agreement. The Original Capital Contributions made by VGP and VLP were made on the terms set forth in the Transaction Agreement.

          3.4   Other Matters.
                -------------

          (a) No Limited Partner shall be liable for any of the debts, liabilities, contracts or other obligations of the Partnership. Other than their respective

Capital Contributions, no Partner shall be required to lend any funds, or to make any capital contributions, to the Partnership.

          (b) Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of its Capital Contributions or withdraw from the Partnership without the consent of all Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

          (c) A Partner shall receive such payments and distributions in its capacity as a Partner as determined by the Board in its sole discretion.

          (d) In no event shall there be more than one General Partner at any given time.

          (e) By execution and delivery of this Agreement, each of the Partners
(i) represents and warrants that any newly issued or transferred (as defined below) Units are being acquired solely for its own account for investment and with no present intention of distributing or reselling all or any part thereof and (ii) acknowledges that it is aware that the Units have not been registered under the 1933 Act that Units cannot be sold or otherwise disposed of unless they are registered thereunder or unless an exemption from such registration is available, and that it is able and prepared to bear the economic risks with respect to its Units.


                                   ARTICLE IV

                                  ALLOCATIONS

          4.1   Profits.  After giving effect to the special allocations set
                -------
forth in Sections 4.3 and 4.4 hereof, Profits for any Fiscal Year shall be allocated in the following order and priority:

          (a) First, 100% to the General Partner in an amount equal to the excess, if any, of (i) the cumulative Losses allocated to the General Partner pursuant to Section 4.2(c) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to the General Partner pursuant to this Section 4.1(a) for all prior Fiscal Years;

          (b) Second, to each Partner in proportion to and to the extent of an amount equal to the excess, if any, of (i) the cumulative Losses allocated to the Partner pursuant to Section 4.2(b) hereof for all prior Fiscal Years, over
(ii) the cumulative Profits allocated to the Partner pursuant to this Section 4.1(b) for all prior Fiscal Years; and

          (c) The balance, if any, to the Partners in proportion to their Percentage Interest.

          4.2   Losses.  After giving effect to the special allocations set
                ------
forth in Sections 4.3 and 4.4 hereof, Losses for any Fiscal Year shall be allocated in the following order and priority:

          (a) First, to the Partners in proportion to and to the extent of an amount equal to the excess, if any, of (i) the cumulative Profits allocated to the Partners pursuant to Section 4.1(c) hereof for all prior Fiscal Years, over
(ii) the cumulative Losses allocated to the Partners pursuant to this Section 4.2(a) for all prior Fiscal Years;

          (b) Second, to each Partner, in proportion to, and in an amount equal to the excess, if any, of (i) the sum of (A) Capital Contributions of the Partners plus (B) the cumulative Profits allocated to the Partner pursuant to
Section 4.1(b) hereof for all prior Fiscal Years, over (ii) the cumulative Losses allocated to the Partner pursuant to this Section 4.2(b) for all prior Fiscal Years; and

          (c) The balance, if any, 100% to the General Partner.

          4.3   Special Allocations.  The following special allocations shall be
                -------------------
made in the following order:

          (a) Minimum Gain Chargeback.  Except as otherwise provided in Section
              -----------------------
1.704-2(f) of the Regulations, notwithstanding any other provision of this
Article IV, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

          (b) Partner Minimum Gain Chargeback.  Except as otherwise provided in
              -------------------------------
Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article IV, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with
Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the regulations. This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

          (c) Qualified Income Offset.  In the event any Limited Partner
              -----------------------
unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-
                              -  -                     -  -
1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall
            -  -
be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Limited partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(c) were not in this Agreement.

          (d) Gross Income Allocation.  In the event any Limited Partner has a
              -----------------------
deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if
Section 4.3(c) hereof and this Section 4.3(d) were not in this Agreement.

          (e) Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal
              ----------------------
Year shall be specifically allocated among the Partners in proportion to their Percentage Interests.

          (f) Partner Nonrecourse Deductions.  Any Partner Nonrecourse
              ------------------------------
Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with
Section 1.704-2(i)(1) of the Regulations.

          (g) Section 754 Adjustments.  To the extent an adjustment to the
              -----------------------
adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Section 1.704(b)(2)(iv)(m)(2) or
                                                                    -  -
1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in
                  -  -
determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event
Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Partner to
                          -  -
whom such distribution was made in the event Section 1.704-1(b)(2)(iv)(m)(4) of
                                                                       -  -
the Regulations applies.

          4.4   Curative Allocations.  The allocations set forth in Sections
                --------------------
4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(g) and 4.5 hereof (the
"Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Partners shall make such offsetting special allocations of Partnership income, gain, loss or deduction so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Sections 4.1 and 4.2.

          4.5   Tax Allocations.
                ---------------

          (a) The Partners agree to treat those certain matters pertaining to the transfer of the Transferred Assets by the predecessor Partners of the Company pursuant to Sections 4.05(a) or 4.05(c) of the Old Partnership Agreement as if such sections were still in full force and effect, or to act in such a manner as to give effect to such sections to the fullest extent reasonable. In particular, the Partners agree to undertake to provide such predecessor Partners the benefits that Section 4.05(a) of the Old Partnership Agreement would have provided had it remained in effect.

          (b) Subject to Sections 4.5(a) and in accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property that is treated as having contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value in Section 1.1); provided that such allocations shall be based upon the
                       -------- ----
"traditional method" described in the proposed Regulations under Code Section 704(c).

          In the event that Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (iv) of the definition of Gross Asset Value in
Section 1.1, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder; provided that except as provided in Section 4.5(a) such allocations shall be
-------- ----
based upon the "traditional method" described in the proposed Regulations under Code Section 704(c).


                                   ARTICLE V

                                 DISTRIBUTIONS

          5.1   Distributions.  From and after the Effective Date, the
                -------------
Partnership shall make such distributions as the Board deems appropriate.

          5.2   Tax Distributions.  Distributions shall be made with respect to
                -----------------
the tax liabilities of the Partners for the taxable period ending on the Effective Date, the amount of which shall be determined as "Tax Payment Distributions" under the provisions of Section 5.01 of the Old Partnership Agreement as if the Effective Date were the end of a Fiscal Year of the Partnership (the items of taxable income, loss, deduction and credit for such partial year period ending on the Effective Date shall be determined under
Section 706 of the Code (and any corresponding provisions of applicable state income tax law) by closing the Partnership books and determining such items for the partial year period ending with the month end immediately preceding (or coinciding with) the Effective Date and if the Effective Date is not a month end, adjusting such items through the Effective Date by a daily prorated amount of such items for the monthly period which includes the Effective Date); provided that the amount of such distribution to each such Partner shall be pro
--------
rata (in accordance with their Percentage Interests) and based upon the income tax liability of VGP determined by taking into account all of the provisions of such Section 5.01, including the provisions of paragraph (f) but ignoring any alternative minimum tax liability and, provided further that all such payments
                                       --------
shall be made no later than 90-days following the Closing.

          5.3   Amounts Withheld.  All amounts withheld pursuant to the Code or
                ----------------
any provision of any state or local tax law with respect to any payment, distribution or allocation to the Partnership or the Partners shall be treated as amounts distributed to the Partners pursuant to this Article V for all purposes under this Agreement. The General Partner is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law, and shall allocate any such amounts to the Partners with respect to which such amount was withheld.

                                   ARTICLE VI

                            ACCOUNTING AND TAXATION

          6.1   Fiscal Year.  The books and records of the Partnership shall be
                -----------
kept on an accrual basis and the fiscal and taxable year of the Partnership at all times shall be the fiscal year of The Limited in effect on the date hereof (which ends on the Saturday closest to January 31 of each year).

          6.2   Maintenance of Books and Records.  At all times during the Term,
                --------------------------------
the Board shall cause to be kept, at the principal office of the Partnership, full and complete books of account.

          6.3   Access to Books of Account.  Each Partner shall have the right,
                --------------------------
during usual business hours upon reasonable notice and at such Partner's expense, to (i) audit, examine, and make copies or extracts of or from the books of account of the Partnership, (ii) visit the facilities of the Partnership and
(iii) discuss the affairs of the Partnership with the officers, employees, attorneys and accountants of the Partnership.

          6.4   Financial Statements; Tax Matters Partner.
                -----------------------------------------

          (a) As soon as practicable following the end of each Fiscal Year of the Partnership, the Board shall cause to be prepared and delivered to each Partner statements of income and cash flows for the Partnership for such Fiscal Year, and a balance sheet of the Partnership as of the end of such Fiscal Year, in such form as may be necessary in order for the Company and the Partners to prepare financial statements which can be certified by independent certified public accountants of recognized national standing as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency.

          (b) The General Partner shall be the Tax Matters Partner of the Partnership within the meaning of Section 6321(a)(7) of the Code and shall act in any similar capacity under applicable state, local or foreign law.

          6.5   Tax Elections.  The General Partner shall have the right to make
                -------------
any applicable elections for tax purposes as it deems appropriate, including, but not limited to, an election under Section 754 of the Code.

          6.6   Tax Information.
                ---------------

          (a) As soon as practicable following the end of each Fiscal Year of the Partnership, the Board shall cause to be prepared and delivered to each Partner the Form 1065 of the Partnership and related Schedules K-1 of the Partners for such Fiscal Year, statements setting forth such Partner's share of the income or loss of the Partnership for such Fiscal Year, and each Partner's Capital Account as of the end of such Fiscal Year, which shall be reported on by the certified public accountants of the Partnership, together with all other information necessary in preparing such Partner's Federal, state and local income and franchise tax returns in the relevant jurisdictions.

          (b) The Partnership shall provide each Partner with such information as such Partner shall reasonably request to enable it to comply on a timely basis with its estimated tax obligations.


                                  ARTICLE VII

                                   MANAGEMENT

          7.1   Board of Representatives.  Except as expressly provided herein,
                ------------------------
the business and affairs of the Partnership (including all actions to be taken by the Partners or by the Partnership under this Agreement) shall be managed by or under the direction of a board of representatives of the Partnership (the "Board") pursuant to the provisions of this Agreement. Except as expressly provided herein, the Board shall have the authority and full discretion with respect to the management of the business and affairs of the Partnership. No Partner shall act on behalf of, or take any action binding, the Partnership without the prior approval or consent of the Board.

          7.2   Appointment and Removal of Representatives.  The Board shall
                ------------------------------------------
consist of such number of representatives as the Company shall determine, each of whom shall be appointed by, and serve at the pleasure of, VGP.

          7.3   Meetings of the Board.
                ---------------------

          (a) The Board shall hold such meetings at such time and place as shall be determined by the Board. Meetings of the Board may be called at any time on at least two Business Days' prior notice by any member of the Board. Except as otherwise determined by the Board, all meetings of the Board shall be held at the principal office of the Partnership.

          (b) A quorum for any meeting of the Board shall require the presence of a majority of the members then serving on the Board. The vote of a majority of the number of members necessary to constitute a quorum shall be required for any valid act of the Board.

          (c) Any member of the Board may waive notice of any meeting of the Board in writing before, at or after such meeting. The attendance of a member of the Board at a meeting shall constitute a waiver of notice of such meeting, except when a member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened. Members of the Board may participate in a meeting by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at such meeting. All actions by the Board at a meeting shall be reflected in the minutes of such meeting. Subject to the provisions of this Agreement, the Board may otherwise regulate its proceedings as it deems fit. The Board may take action without a meeting if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

          7.4   Officers of the Partnership.  Except as otherwise determined by
                ---------------------------
the Board, the Partnership may have employees and agents who may be designated as officers or authorized representatives of the Partnership and who shall (i) serve at the pleasure of the Board, (ii) have such powers as are vested in them pursuant to a duly adopted resolution of the Board and (iii) have the power to bind the Partnership through the exercise of such powers to the extent consistent with such resolution and the terms hereof. In addition, the Board may retain Management Co. to provide management services pursuant to such service agreements or arrangements as the Partnership may enter into with Management Co. from time to time. The initial chief executive officer of Management Co. is Peter Canzone.

          7.5   Indemnification of Representatives and Officers.
                -----------------------------------------------

          (a) None of the General Partner or its Affiliates or any Person who is or was a partner, director, officer, employee or agent of the General Partner or its Affiliates (each a "Covered Person") shall be liable to the Partnership or any Limited Partner for any action taken or omitted to be taken in good faith on behalf of the Partnership and with the belief that such action or omission is in the best interest of the Partnership, so long as such action or omission is not in violation of any of the provisions hereof or does not constitute fraud, gross negligence or willful misconduct by such Covered Person. No Covered Person shall be liable to the Partnership or any Partner for any action taken or omitted to be taken by another Partner, nor shall a Covered Person (in the absence of a breach of any of the provisions of this Agreement by such Covered Person or fraud, gross negligence or willful misconduct by such Covered Person) be liable to the Partnership or any Partner for any action or omission of any other Covered Person or any employee or agent of the Partnership.

          (b) For the purposes of this Section 7.5, "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, legislative or investigative; and "damages" means all damages, losses, costs and expenses, including without limitation attorney's fees and any expenses of establishing a right to indemnification under this section 7.5. Except as expressly provided in this Section 7.5, the Partnership shall, to the fullest extent permitted by the laws applicable of the State of Delaware if the Partnership were a Delaware corporation, indemnify and hold harmless any Covered Person or member of the Board against damages arising out of or resulting from an act or failure to act of such Covered Person or member of the Board on behalf of the Partnership. Without limiting the generality of the foregoing, the Partnership hereby agrees to indemnify and hold harmless each Covered Person and member of the Board against all damages incurred in connection with (i) any demand, claim, action or proceeding against such Covered Person or member of the Board and relating in any way to the Partnership or the respective properties, Business or affairs and (ii) any judgments, fines and amounts paid in settlement or compromise of any such demands, claim, action or proceeding; provided that
                                                                --------
this indemnity shall not extend to (a) conduct by any Covered Person or member of the Board proved to constitute fraud, willful misconduct or gross negligence or (b) any liability arising from any acts or omissions by a Covered Person or member of the Board after such Person ceases to be a Covered Person or member of the Board. Expenses (including attorney's fees) incurred in connection with any proceeding may be paid by the Partnership in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of any Covered Person or member of the Board involved in such proceeding to repay such expenses if it shall ultimately be determined that such Covered Person or member of the Board is not entitled to be indemnified by the Partnership. No Covered Person or member of the Board may satisfy any right of indemnity or reimbursement granted in this Section 7.5 or to which it may otherwise be entitled, except out of the assets of the Partnership and no Partner shall be personally liable with respect to any such claim for indemnity or reimbursement.

          (c) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Covered Person acting in connection with the Partnership's business or affairs, shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

                                  ARTICLE VIII

                            RESTRICTIONS ON TRANSFER

          8.1   Restrictions on Transfer Generally.  No Partner shall, directly
                ----------------------------------
or indirectly, transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of any Unit to any Person (any such act by a Partner being referred to as a "Transfer," and any Person acquiring a Unit being referred to as a "Transferee"), except (i) in compliance with the 1933 Act and all applicable state securities laws and (ii) as expressly permitted by this Agreement. Any attempt to Transfer any Unit not in compliance with this Agreement shall be null and void, and the Partnership shall not give effect to any such attempted Transfer.

          8.2   Transfers of Units Held by VGP.  VGP may not Transfer all or any
                ------------------------------
portion of its Units without the consent of all of the Limited Partners.

          8.3   Transfers of Units Held by Limited Partners.  Subject to
                -------------------------------------------
Sections 8.1, 8.4, 8.5 and 8.6, any Limited Partner may Transfer all or any portion of its Units.

          8.4   Provisions Relating to Transfers.  The following provisions
                --------------------------------
shall apply to each Transfer permitted under this Article VIII:

          (a) As a condition precedent to any Transfer permitted under this
Article VIII, each Transferee (if not already a party hereto) shall execute and deliver to each party hereto an instrument or instruments reasonably satisfactory to the General Partner confirming that the Transferee agrees to be bound by the terms of this Agreement applicable to the transferor of the Units to be Transferred.

          (b) The Partner making a Transfer permitted by this Article VIII shall be required to pay any and all filing and recording fees, fees of counsel and accountants and other costs and expenses reasonably incurred by the Partnership as a result of such Transfer.

          (c) Upon becoming a party to this Agreement, each Transferee shall be substituted for, and except as specifically set forth below shall enjoy the same rights and be subject to the same obligations as, its predecessor hereunder.

          (d) No Transfer by a Partner permitted under this Article VIII shall relieve the transferor Partner of any of its obligations or liabilities under this Agreement arising prior to the closing of the consummation of such Transfer.

          (e) In connection with each Transfer permitted under this Article VIII, the transferor Partner and the Transferee (other than a Transferee who is already a Partner) shall deliver to the Partnership and the parties to this Agreement such other documents and instruments as such parties reasonably may request in connection with such Transfer. In addition, the parties to this Agreement shall use all reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary (including without limitation, in connection with obtaining any requisite approval) to expeditiously consummate each Transfer permitted or required under this Article VIII.

          8.5   Effect of Transfers.  Upon consummation of any Transfer of Units
                -------------------
in accordance with the provisions of this Agreement, (i) the Transferee shall be admitted to the Partnership as a Partner (if not already a Partner) and for purposes of this Agreement such Transferee shall be deemed a Partner, (ii) the Transferred Units shall continue to be subject to all obligations applicable to Units under this Agreement, (iii) the Capital Account (or applicable portion thereof in the case of a Transfer of less than all of a Partner's Units) of the transferor Partner shall be Transferred to the name of such Transferee at the close of business on the effective date of such Transfer and (iv) the Transferee shall be assigned all rights of the transferor Partner hereunder.


                                   ARTICLE IX

                                   BANKRUPTCY

          9.1   Bankruptcy of General Partner.
                -----------------------------

          (a) If the Bankruptcy of the General Partner (a "Bankrupt Partner") occurs, all of the remaining Partners may agree in writing (i) to dissolve the Partnership or (ii) within 90 days after such Bankruptcy occurs, to continue the business of the Partnership and to appoint, effective as of the date of such Bankruptcy, another General Partner. In the case of clause (ii), the business of the Partnership shall be carried on by such newly appointed General Partner and the Bankrupt Partner shall become a Limited Partner.

          (b) In the event that the General Partner shall become a "debtor" as defined in the Bankruptcy Code in any case commenced thereunder and at any time during the pendency of such case there shall be appointed (i) a trustee with respect to the Bankrupt Partner under Section 701, 702 or 1104 of the Bankruptcy Code (or any successor provisions thereto), or (ii) an examiner having expanded powers beyond those specifically enumerated in Section 1104(b) of the Bankruptcy Code, then the other Partners may, at any time thereafter, so long as such condition exists, elect to dissolve the Partnership, in which event the affairs of the Partnership shall be wound up as provided in Article X.

                                 ARTICLE X

                         DISSOLUTION OF THE PARTNERSHIP

          10.1  Dissolution.  A dissolution of the Partnership shall take place
                -----------
upon the first to occur of the following: (i) the written consent of each Partner to dissolve the Partnership; (ii) the transfer or sale of all or substantially all of the Partnership's assets in accordance with the terms of this Agreement; (iii) an election to dissolve the Partnership pursuant to
Section 9.1; or (iv) the occurrence of any circumstances that by law causes a dissolution of the Partnership.

          10.2  Waiver.  Each Partner covenants and agrees that it will not
                ------
withdraw or resign from the Partnership or do anything that would otherwise dissolve or terminate the Partnership without the prior consent of the other Partners. Each Partner waives all rights it may have at any time to maintain any action for partition or sale of any Partnership assets as now or hereafter permitted under applicable law. Each Partner waives its right to seek a court decree of dissolution (other than a dissolution in accordance with this Agreement) or to seek the appointment of a court receiver for the Partnership as now or hereafter permitted under applicable law. Each Partner acknowledges and agrees that this Article X provides the exclusive means for the dissolution and winding up of the Partnership by the Partners.

          10.3  Winding-Up of the Partnership.  Upon any dissolution of the
                -----------------------------
Partnership, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs, provided that all covenants contained in
                                        --------
the Old Partnership Agreement and this Agreement and all obligations provided for in the Old Partnership Agreement and this Agreement (other than those covenants and obligations under Section 4.5(a) of this Agreement that pertain to
Section 4.05(a) of the Old Partnership Agreement, which covenants and obligations shall survive until the expiration of the applicable statute of limitations) shall continue to be fully binding upon the Partners until such time as the Partnership Property has been distributed pursuant to this Section
10.3 and the Partnership has been terminated. The General Partner, or, if there is no remaining General Partner, a Person elected by the Partners shall be responsible for overseeing the winding up and dissolution of the Partnership (the General Partner or any other Person elected pursuant to this Section 10.3 to wind up the affairs of the Partnership being referred to as the "Liquidator"). The Liquidator shall take full account of the Partnership's liabilities and Property and, not later than 90 days after the date on which the dissolution occurred, shall cause the Property to be sold for cash and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

                (a) first, to the payment (or the making of reasonable provision for payment) of all debts and liabilities of the Partnership and the expenses of liquidation and to the setting up of any reserves which are reasonably necessary for any contingent, conditional and unmatured liabilities or obligations of the Partnership or of the Partners arising out of, or in connection with, the Partnership; and

                (b) second, to the Partners in proportion to and to the extent of their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

          Notwithstanding anything to the contrary in this Agreement, if any General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such dissolution occurs), such General Partner shall contribute to the capital of the Partnership cash in the amount necessary to restore such deficit balance to zero within 90 days after the date on which the dissolution occurred.


                                   ARTICLE XI

                                 MISCELLANEOUS

          11.1  Amendments.  This Agreement may be amended or modified in
                ----------
writing by Partners holding a majority of Units then outstanding.

          11.2  Governing Law.  This Agreement and the rights of the parties
                -------------
hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

          11.3  Merger.  Subject to Section 7.1(b), the Partnership may merge
                ------
with, or consolidate into, another business entity (as defined in Section 17-211(a) of the Act) upon the approval by the Board. In accordance with Section 17-211 of the Act (including Section 17-211(g)), notwithstanding anything to the contrary contained in this Agreement, an agreement of merger or consolidation approved by the Board, may (A) effect any amendment to this Agreement, or (B) effect the adoption of a new partnership agreement for the Partnership if it is the surviving or resulting limited partnership of the merger or consolidation. Any amendment to this Agreement or adoption of a new partnership agreement made pursuant to the foregoing sentence shall be effective at the effective time or date of the merger or consolidation. The provisions of this Section 11.3 shall not be construed to limit the accomplishment of a merger or of any of the matters referred to herein by any other means otherwise permitted by law.

          IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be duly executed by their respective authorized officers on the day and year first above written.


                               VGP CORPORATION


                               By:     /s/ John M. Roth
                                      -----------------
                               Name:  John M. Roth
                               Its:  President


                               VLP CORPORATION


                               By:     /s/ John M. Roth
                                      -----------------
                               Name:  John M. Roth
                               Its:  President